Exhibit 99

Media Executive Phil Kent To Be Added to

Scripps Networks Interactive’s Board of Directors

Former Turner Broadcasting Chief Executive Officer to join in 2017

KNOXVILLE, Tennessee –Dec. 01, 2016 — Scripps Networks Interactive today announced that Philip I. Kent will be nominated for election to the company’s board of directors at its annual shareholder meeting in 2017. Kent served as Chief Executive Officer of Turner Broadcasting System from 2003 to 2013. He will succeed director David Galloway, who will be retiring from the board.

“We are delighted to add a media executive with the knowledge and experience of Phil Kent to the board of Scripps Networks Interactive,” said Kenneth W. Lowe, President, Chairman and Chief Executive Officer of Scripps Networks Interactive. “Phil has led complex organizations that grew in the face of increased competition, and has a deep understanding of the international media landscape that will be critical as we continue to focus on growth outside the United States. His strategic knowledge and commercial acumen will be invaluable to the board and the company.”

Phil Kent joined Turner Broadcasting in 1993 as president of Turner Home Entertainment. He later served as President of Turner’s international networks based in London, and was subsequently named President and Chief Operating Officer of CNN News Group in 2000. He became Chief Executive Officer of Turner Broadcasting System in 2003. Kent is a board member at the CDC Foundation, having previously been a director of the National Cable & Telecommunications Association and chair of Atlanta’s Woodruff Arts Center. He holds a bachelor’s degree in economics from Lehigh University.

David Galloway will leave the Scripps Networks Interactive board after nine years of dedicated service with Scripps Networks Interactive and six years with the board of The E.W. Scripps Company. Galloway was Chair of the Compensation Committee on the Scripps Networks Interactive board for seven years.

“David has been an incredible asset to the board and provided valuable service to the company during his tenure,” Lowe said. “We will all miss his leadership and counsel, and we wish him all the best in his well-deserved retirement.”

Galloway was previously President and CEO of Torstar Corporation from 1988 to 2002. Torstar Corporation publishes the Toronto Star, Canada's largest newspaper and Harlequin books, a publisher of romance fiction in 12 languages and 19 countries. Since 2002 Galloway has served on a number of boards and was Chair of the Hospital for Sick Children from 2002 to 2005 and Chair of Bank of Montreal from 2004 to 2012

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About Scripps Networks Interactive
Scripps Networks Interactive (Nasdaq: SNI) is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company's lifestyle media portfolio comprises popular television and Internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country, which collectively engage more than 190 million U.S. consumers each month. International operations include TVN, Poland’s premier multi-platform media company; UKTV, an independent commercial joint venture with BBC Worldwide; Asian Food Channel, the first pan-regional TV food network in Asia; and lifestyle channel Fine Living Network. The company’s global networks and websites reach millions of consumers across North and South America, Asia-Pacific, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit http://www.scrippsnetworksinteractive.com.

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Contacts:  Scripps Networks Interactive, Inc.

Media: Dylan Jones: 865-560-5068, djones@scrippsnetworks.com

Kristin Alm:  865-560-4316, kalm@scrippsnetworks.com

Investors: Mike Gallentine:  865-560-4473, mgallentine@scrippsnetworks.com

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